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                                                                     EXHIBIT 5.1


                 [Letterhead of Winstead Sechrest & Minick P.C.]



                                _______ __, 2002




Rent-A-Center, Inc.
5700 Tennyson Parkway
Third Floor
Plano, TX 75024

         Re:      Rent-A-Center, Inc.
                  Registration Statement on Form S-4 (File No. 333-______)

Ladies and Gentlemen:

         We have acted as counsel to Rent-A-Center, Inc., a Delaware corporation (the "COMPANY"), and each of the Company's wholly-owned subsidiaries set forth in SCHEDULE A attached hereto (the "GUARANTORS"), in connection with the public offering by the Company of $275,000,000 aggregate principal amount at maturity of the Company's 11% Senior Subordinated Notes due 2008, Series D (the "EXCHANGE NOTES"), which are to be fully and unconditionally guaranteed on a senior unsecured basis pursuant to the guarantees (the "GUARANTEES") by each of the Guarantors. The Exchange Notes are to be issued under the Indenture, dated as of December 19, 2001, by and among the Company, the Guarantors named therein and The Bank of New York, as Trustee (the "2001 INDENTURE") in exchange (the "EXCHANGE OFFER") for (i) a like principal amount at maturity of the Company's issued and outstanding 11% Senior Subordinated Notes due 2008, Series C (the "2001 NOTES"), which were issued pursuant to the 2001 Indenture, as contemplated by that certain Exchange and Registration Rights Agreement, dated as of December 19, 2001 (the "REGISTRATION RIGHTS AGREEMENT"), by and among the Company, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and Lehman Brothers Inc., and (ii) a like principal amount at maturity of the Company's issued and outstanding 11% Senior Subordinated Notes due 2008 (the "1998 Notes" and, collectively with the 2001 Notes, the "OLD NOTES"), which were issued pursuant to the Indenture, dated August 18, 1998, as supplemented by the First Supplemental Indenture, dated as of December 31, 1998, by and among the Company, the Guarantors named therein, and The Bank of New York as successor trustee to IBJ Schroder Bank and Trust Company (the "1998 INDENTURE" and, collectively with the 2001 Indenture, the "INDENTURES").
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_______ __, 2002
Page 2


         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "ACT").

         In connection with rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 (File No. ___-_____) originally filed with the Securities and Exchange Commission (the "COMMISSION") on January __, 2002 under the Act (such Registration Statement, as amended or supplemented, being hereinafter referred to as the "REGISTRATION STATEMENT"); (ii) executed copies of the Registration Rights Agreement; (iii) executed copies of the Indentures;
(iv) specimens of the certificates representing the Exchange Notes and the Guarantees included in the 2001 Indenture; (v) the Amended and Restated Certificate of Incorporation of the Company, as amended and as in effect on the date hereof; (vi) the Articles of Incorporation of ColorTyme, Inc., as in effect on the date hereof; (vii) the Restated Certificate of Incorporation of Advantage Companies, Inc., as in effect on the date hereof; (viii) the By-Laws of the Company and each of the Guarantors, as in effect on the date hereof; (ix) certain resolutions adopted by the Board of Directors of the Company and each of the Guarantors relating to the Exchange Offer, the issuance of the Old Notes and the Exchange Notes, the Indentures, the Guarantees, and related matters; and (x) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company or the Guarantors, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

         Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective and the 2001 Indenture is qualified under the Trust Indenture Act of 1939, as amended; (ii) the Exchange Notes have been duly executed and authenticated in accordance with the terms of the 2001 Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer; and (iii) the Guarantees by each of the Guarantors have been duly executed by the respective


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_______ __, 2002
Page 3


Guarantors and have been delivered upon consummation of the Exchange Offer in accordance with the terms of the Exchange Offer, the Exchange Notes and the Guarantees will constitute valid and binding obligations of the Company and the Guarantors, respectively, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         Our opinions herein are limited in all respects to the substantive law of the States of Texas and New York, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to, the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,



                                        Winstead Sechrest & Minick P.C.



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                                   SCHEDULE A

                 SUBSIDIARY GUARANTORS UNDER THE 2001 INDENTURE


ColorTyme, Inc., a Texas corporation
Advantage Companies, Inc., a Delaware corporation